FOR IMMEDIATE RELEASE

Harvest Natural Resources
Completes the Sale of Utah Oil and Gas Assets for $215 Million
and Pays Off $60.0 Million Term Loan Facility

HOUSTON, May 18, 2011 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced the completion of the previously announced sale of HNR’s oil and gas assets in Utah’s Uinta Basin to an affiliate of Newfield Exploration Company (Newfield) (NYSE: NFX) for $215.0 million in cash. The sale has an effective date of March 1, 2011. Closing occurred on May 17, 2011 at which time Newfield became the operator of the assets. The net proceeds from the sale are estimated to be $205.0 million after deductions for transaction related costs.

Bank of America Merrill Lynch served as the Company’s financial advisor in connection with the transaction. This transaction is part of the Company’s ongoing process of exploring strategic alternatives announced in September of 2010.

Harvest also announced the repayment of the $60.0 million term loan facility with MSD Energy Investments Private II, LLC, an affiliate of MSD Capital, L.P., also on May 17, 2011. The repayment included the repayment of the principal, accrued interest, and other fees related to the early repayment of the debt.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.